Contact:
Laurence S. Levy Chairman of the Board and Chief Executive Officer Hyde Park Acquisition Corp. (212) 644-3450

FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP.
OVER-ALLOTMENT OPTION EXERCISED

New York, New York, March 15, 2007 - Hyde Park Acquisition Corp. (OTC Bulletin Board: HYDQU) announced today the completion of the over-allotment option for its initial public offering to the full extent of 1,687,500 units. Each unit consists of one share of common stock and one warrant. The 12,937,500 units sold in the offering, including the 1,687,500 units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating total gross proceeds of $103,500,000. Simultaneously with the consummation of the initial public offering, the Company consummated the private sale of 1,500,000 warrants to its officers and directors and one of its initial stockholders for total proceeds of $1,500,000. Of the gross proceeds of the offering and private sale, $99,710,000 (or approximately $7.71 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

Hyde Park Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geographic location, although it intends to focus on companies in the United States operating in various industries including infrastructure, logistics and distribution and manufacturing.

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